Exhibit 99.1

               ITEX Corporation Completes the Sale of Sacramento
                      Corporate-Owned Office for $800,000

    SACRAMENTO, Calif.--(BUSINESS WIRE)--Oct. 2, 2003--ITEX Corporation, (OTCBB:ITEX) a leading business services and payment systems company, today announced it has completed the sale of its corporate-owned trade office located in Sacramento, California. The signing of a Letter of Intent was previously announced on September 22.

    Sale of Corporate-owned office

    Direct Business Exchange of California, Inc., a newly-formed company owned by Ms. Kristen Feuz, is the purchaser of the Sacramento corporate-owned office. Ms. Feuz had been employed by ITEX since 1993. The purchase price was $800,000, with a $100,000 cash down payment. The balance of the purchase price is payable over seven years. The Sacramento trade office will continue operations under a franchise agreement. ITEX retained ownership of the client base and will continue to recognize revenue from the operation. Ms. Feuz has offered employment to the existing employees of the office and will retain office space in its current location.
    After the sale to Ms. Feuz, ITEX will have two corporate-owned offices in Seattle, Washington and Vancouver, British Colombia. The Company has not determined whether the remaining offices will be sold, but is considering various options. ITEX has an overall Independent Broker Network of approximately 70 offices in the United States and Canada.
    Steven White, Chairman of the Board stated, "A leading factor in the sale was execution of the ITEX business model which is to support the Broker Network and not to compete with it. Another factor was reducing corporate overhead. Both of these goals have been accomplished."
    Mr. White further stated, "Ms. Feuz has a broad range of knowledge and experience in working with the ITEX Broker Network and the clients she will manage. Ms. Feuz has demonstrated a high level of dedication and devotion to ITEX and the clients she served throughout her tenure as a senior employee. We welcome Ms. Feuz's desire and ambition to reach new milestones with her new office."
    Ms. Feuz commented, "By providing superior customer service to over 700 Sacramento clients I am returning home to my passion; working inside an independent ITEX broker office. I look forward to instilling the spirit of entrepreneurship to drive the local trade volume and new member sales. I am very excited to become a key player in the ITEX broker network."

    About ITEX:

    Founded in 1982, ITEX Corporation (http://www.itex.com) is a business services and payment systems company processing over $150,000,000 a year in transactions between member businesses. ITEX assists its member businesses to increase sales, open new markets and utilize the full business capacity of their enterprises by providing a private currency through the company's broker network and client base.

    This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; the effect of international, national, and regional economic conditions; our ability to satisfy our debt obligations; the availability of adequate working capital; the effect of competitive barter exchanges; changes in legislation; demographic changes, our ability to attract and retain qualified personnel; changes in our business strategy or development plans; business disruptions; and changes in the demand for goods and services offered by members of our trade exchange. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of October 2, 2003, and ITEX undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2002, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.


    CONTACT: ITEX Corporation
             Alan Zimmelman, 916-679-1222
             alan.zimmelman@itex.com